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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2002

LIFEPOINT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE #33-0539168

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification Number)

1205 S. Dupont Street, Ontario, California 91761

(Address of Principal Executive Offices) (Zip Code)

(909) 418-3000

Registrant's Telephone Number, Including Area Code

Item 5. Other Information

LifePoint, Inc. (the "Company") entered into a convertible loan agreement with the General Conference Corporation of Seventh-day Adventists (the "Lender") to provide the Company with additional working capital. The maximum loan commitment is $10.0 million, which may be drawn as needed over the 30-month life of the agreement, subject to limitations. The $10.0 million maximum commitment is made up of $2.5 million initially available and a $7.5 million balance that will be available following a successful due diligence review by the Lender. The loan bears interest at a sixteen percent (16%) annual rate payable six percent (6%) in cash on a quarterly basis and ten percent (10%) in cash at maturity. The amount outstanding under the loan and any accumulated interest on the loan may be converted into LifePoint's Common Stock at a price of $4.00 per share at any time at the option of the Lender. In addition, the Company has issued to the Lender a warrant with a term of five years to purchase 1.5 million shares of Common Stock for the initial commitment and will issue a warrant to purchase an additional 4.5 million shares of Common Stock upon the increase of the loan commitment to $10.0 million. Each of these warrants has an exercise price of $3.00 per share. The loan is secured by the assets of the Company. In addition to the security interest, the agreement calls for achievement of certain revenue and expense based milestones by the Company. Failure to achieve these milestones could result in the issuance of additional 5 year warrants to purchase up to a maximum of 1.8 million shares of Common Stock also with an exercise price of $3.00 per share. The Convertible Loan and Security Agreement is included as Exhibit 10(m).

Item 7. Exhibits

    Exhibits

10(m) Copy of Convertible Loan and Security Agreement by and between LifePoint, Inc.

and the General Conference Corporation of Seventh-day Adventists dated

November 12, 2002.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned therein to be duly authorized.

LIFEPOINT, INC.

(Registrant)

Date: November 15, 2002 By /s/ Michele A. Clark

Michele A. Clark

Controller and Chief Accounting Officer